Specimen Stock Certificate

Incorporated Under the Laws of the State of New York

RAMTAL, INC.

Total Authorized Issue

30,000,000 Shares Par Value $.0001 Each	20,000,000 Shares Par value $.0001 Each
Common Stock	Preferred Stock

This is to certify that _____________________________ is the owner of __________________ fully paid and non-assessable shares of the above corporation transferable only on the books of the Corporation by the holder hereof in person or by duly authorized Attorney upon surrender of the Certificate properly endorse.

Witness, the seal of the Corporation and the signatures of its duly authorized officers.

Dated:

Secretary	President